CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 25, 2019, relating to the financial statements and financial highlights, which appear in Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund, Matson Money U.S. Equity VI Portfolio, Matson Money International Equity VI Portfolio, and Matson Money Fixed Income VI Portfolio (each constituting a separate series of the RBB Fund, Inc.) Annual Reports on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements", "Financial Highlights", and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

February 28, 2020